Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED AUGUST 31, 2021 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. September 21, 2021 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the second quarter ended August 31, 2021. Highlights include:

•
Revenues were $100.5 million for the quarter compared to $86.6 million for the same quarter last year, an increase of $13.9 million or 16.0%.
•
Earnings per diluted share for the current quarter were $0.29 compared to $0.25 for the comparative quarter last year, an increase of 16%.
•
Our gross profit margin for the quarter was 28.8% compared to 29.0% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the second quarter ended August 31, 2021 were $100.5 million compared to $86.6 million for the same quarter last year, an increase of $13.9 million, or 16.0%. Gross profit margin was $28.9 million, or 28.8%, as compared to $25.2 million, or 29.0%, for the same quarter last year. Net earnings for the quarter were $7.5 million, or $0.29 per diluted share, as compared to $6.4 million, or $0.25 per diluted share, for the same quarter last year.

The Company’s revenues for the six-month period ended August 31, 2021 were $197.4 million compared to $175.6 million for the same period last year, an increase of $21.8 million or 12.4%. Gross profit margin was $58.1 million, or 29.4%, as compared to $49.1 million, or 27.9% for the six-month periods ended August 31, 2021 and August 31, 2020, respectively. Net earnings for the six-month period ended August 31, 2021 were $14.8 million, or $0.57 per diluted share compared to $10.6 million or $0.41 per diluted share for the same period last year, an increase of $4.2 million or $0.16 per diluted share.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Overall we are pleased with our performance for the quarter. As the recovery from the COVID-19 pandemic continues, some of our customers are seeing sales return to normalized levels. While our gross profit margin percentage for the quarter slightly decreased from 29.0% to 28.8% due primarily to higher inflationary factors, our EBITDA margin was consistent in the low to mid 15% range. Our recent acquisitions added approximately $6.7 million in revenues and $0.02 in diluted earnings per share for the quarter and $11.9 million in revenues and $0.04 in diluted earnings per share for the six-month period. Paper production declined last year due to the pandemic and, as the economy improved, increased demand initially was satisfied with existing inventory at the paper mills. While paper mills now are operating at a very high capacity, they are basically producing to fill orders rather than stock inventory, which is contributing to the tight market in some grades of paper. Paper prices have also increased due to global logistics issues that have delayed and reduced imports that have typically filled gaps in domestic supply. While the availability of paper in the North American market is very low, our strong vendor relationship with our paper supplier allows us to meet customer demand for their business product needs. We also have been adjusting our pricing to cover paper inflation during the year, but the impact of inflation with most of our other vendors as well as the labor market has had a slight impact on gross profit margin. To account for those other inflationary factors, we anticipate additional pricing adjustments to maintain our gross profit margins at their historical levels.”

We are in the process of consolidating a few of our underperforming manufacturing facilities into existing locations with excess capacity to reduce future costs and improve our operational efficiency. We anticipate incurring additional costs during this transitional process which could include a probable pension settlement charge of approximately $2.3 million by the end of the fiscal year. Management estimates the future lump-sum payments will exceed the settlement threshold resulting in this settlement charge. The settlement charges are non-cash charges that accelerate the recognition of unrecognized pension benefit cost that would have been incurred in subsequent periods when plan payments, primarily lump sums from qualified pension plans exceed a threshold of service and interest cost for the period.

We believe we have one of the strongest balance sheets in the industry, with low debt and significant cash. We have not borrowed against our long term bank line of credit line for three consecutive years which expires in November 2021. With our profitability and strong financial condition that has allowed us to fund acquisitions without incurring debt, we are considering the nonrenewal of the facility or renewing with a smaller line of credit limit.

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the six months ended August 31, 2021 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Six months ended
	August 31,	August 31,	August 31,	August 31,
	2021	2020	2021	2020
Net earnings	$7,460	$6,421	$14,764	$10,606
Income tax expense	3,197	2,256	6,327	3,726
Interest expense	2	3	4	6
Depreciation and amortization	4,662	4,404	9,296	8,821
EBITDA (non-GAAP)	$15,321	$13,084	$30,391	$23,159
% of sales	15.3%	15.1%	15.4%	13.2%

In Other News

On September 17, 2021 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on November 5, 2021 to shareholders of record on October 8, 2021.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2021. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Mr. Dan Gus, General Counsel

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Six months ended
Condensed Consolidated Operating Results	August 31,		August 31,
	2021	2020	2021	2020
Revenues	$100,451	$86,612	$197,381	$175,608
Cost of goods sold	71,550	61,457	139,294	126,546
Gross profit margin	28,901	25,155	58,087	49,062
Operating expenses	18,096	16,235	36,734	34,246
Operating income	10,805	8,920	21,353	14,816
Other (income) expense	148	243	262	484
Earnings before income taxes	10,657	8,677	21,091	14,332
Income tax expense	3,197	2,256	6,327	3,726
Net earnings	$7,460	$6,421	$14,764	$10,606

Weighted average common shares outstanding
Basic	26,039,741	25,974,412	26,013,721	25,965,370
Diluted	26,170,396	25,974,412	26,146,421	25,965,370

Earnings per share
Basic	$0.29	$0.25	$0.57	$0.41
Diluted	$0.29	$0.25	$0.57	$0.41

			August 31,	February 28,
Condensed Consolidated Balance Sheet Information			2021	2021
Assets
Current Assets
Cash			$82,101	$75,190
Accounts receivable, net			37,928	37,891
Inventories, net			40,151	32,906
Other			1,689	2,087
Total Current Assets			161,869	148,074
Property, plant & equipment, net			54,292	55,384
Operating lease right-of-use assets			18,382	19,187
Goodwill and intangible assets			138,317	141,359
Other			385	384
Total Assets			$373,245	$364,388
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$18,827	$14,759
Accrued expenses			16,017	14,955
Current portion of operating lease liabilities			5,599	5,338
Total Current Liabilities			40,443	35,052
Long-term debt			—	—
Other non-current liabilities			27,481	28,787
Total liabilities			67,924	63,839
Shareholders' Equity			305,321	300,549
Total Liabilities and Shareholders' Equity			$373,245	$364,388

			Six months ended
			August 31,
Condensed Consolidated Cash Flow Information			2021	2020
Cash provided by operating activities			$24,507	$28,154
Cash used in investing activities			(5,205)	(353)
Cash used in financing activities			(12,391)	(12,153)
Change in cash			6,911	15,648
Cash at beginning of period			75,190	68,258
Cash at end of period			$82,101	$83,906